UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                               ITC/\DeltaCom, Inc.
  ----------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $.01
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031T 10 4
                 ----------------------------------------------
                                 (CUSIP Number)




                                December 31, 2001
  ----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.


         [   ]    Rule 13d-1(b)

         [ X ]    Rule 13d-1(c)

         [   ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                               Page 1 of 11 Pages

CUSIP No. 45031T 10 4
----------------------------------------------------------------------------
1.       Names of Reporting Persons

                  SCANA Corporation

         I.R.S. Identification Nos. of Above Persons (entities only)

                  57-0784499
----------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                  a.       [   ]
                  b.       [   ]
----------------------------------------------------------------------------
3.       SEC Use Only
----------------------------------------------------------------------------
4.       Citizenship or Place of Organization                  South Carolina
----------------------------------------------------------------------------
Number of         5.   Sole Voting Power                           4,545,589
Shares            ------------------------------------------------------
Beneficially      6.   Shared Voting Power                         5,112,127
Owned by          ------------------------------------------------------
Each Reporting    7.   Sole Dispositive Power                      4,545,589
Person With       ----------------------------------------------------------
                  8.   Shared Dispositive Power                    5,112,127
----------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  9,657,716 shares
----------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     [   ]
----------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9             14.4%
----------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)             CO, HC
----------------------------------------------------------------------------




                               Page 2 of 11 Pages

CUSIP No. 45031T 10 4
---------------------------------------------------------------------------
1.       Names of Reporting Persons.

                  SCANA Communications, Inc.

         I.R.S. Identification Nos. of above persons (entities only).

                  57-0784501
----------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                  (a)      [   ]
                  (b)      [   ]
----------------------------------------------------------------------------
3.       SEC Use Only
----------------------------------------------------------------------------
4.       Citizenship or Place of Organization               South Carolina
----------------------------------------------------------------------------
Number of         5.       Sole Voting Power                          0
Shares            ----------------------------------------------------------
Beneficially      6.       Shared Voting Power                5,112,127
Owned by          ----------------------------------------------------------
Each Reporting    7.       Sole Dispositive Power                     0
Person With                ----------------------------------------------------
                  8.       Shared Dispositive Power           5,112,127
----------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  5,112,127 shares
----------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     [   ]
----------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9          8.2%
----------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)             CO, HC
----------------------------------------------------------------------------



                               Page 3 of 11 Pages

CUSIP No. 45031T 10 4
----------------------------------------------------------------------------
1.       Names of Reporting Persons.

                  SCANA Communications Holdings, Inc.

         I.R.S. Identification Nos. of above persons (entities only).

                  51-0394908
----------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group (See Instructions)
                  (a)      [   ]
                  (b)      [   ]
----------------------------------------------------------------------------
3.       SEC Use Only
----------------------------------------------------------------------------
4.       Citizenship or Place of Organization            South Carolina
----------------------------------------------------------------------------
Number of         5.    Sole Voting Power                          0
Shares            -------------------------------------------------------
Beneficially      6.    Shared Voting Power                5,112,127
Owned by          -------------------------------------------------------
Each Reporting    7.    Sole Dispositive Power                     0
Person With             ----------------------------------------------------
                  8.    Shared Dispositive Power           5,112,127
----------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  5,112,127 shares
----------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)     [   ]
----------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         8.2%
----------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)              CO
----------------------------------------------------------------------------



                               Page 4 of 11 Pages

Item 1.

         (a)      Name of Issuer

                           ITC/\DeltaCom, Inc.

         (b)      Address of Issuer's Principal Executive Office.

                           206 West Ninth Street
                           West Point, Georgia 31833
Item 2.

         (a)      Name of Person Filing

                           SCANA Corporation
                           SCANA Communications, Inc.

                           SCANA Communications Holdings, Inc.

         (b)      Address of Principal Business Office, or if none, Residence.

                           SCANA Corporation:             1426 Main Street
                                                          Columbia, SC 29201

                           SCANA Communications, Inc.:    1426 Main Street
                                                          Columbia, SC 29201

                           SCANA Communications Holdings, Inc.:1426 Main Street
                                                              Columbia, SC 29201

         (c)      Citizenship

                           SCANA Corporation:                     South Carolina

                           SCANA Communications, Inc.:            South Carolina

                           SCANA Communications Holdings, Inc.:   Delaware

         (d)      Title of Class of Securities

                           Common Stock, Par Value $.01

         (e)      CUSIP Number

                           45031T 10 4








                               Page 5 of 11 Pages

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)      [   ]    Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

(b)      [   ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)      [   ]    Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

(d)      [   ]    Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [   ]    An investment adviser in accordance withss.240.13d-1(b)(1)
                  (ii)(E).

(f)      [   ]    An employee benefit plan or endowment fund in accordance
                  with 240.13d-1(b)(1)(ii)(F).

(g)      [   ]    A parent holding company or control person in accordance
                  with 240.13d-1(b)(ii)(G).

(h)      [   ]    A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [   ]    A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)      [   ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

                  Not applicable.

Item 4.  Ownership.

         (a)      Amount beneficially owned:

                           See Item 9 of cover pages.(b) Percent of class:

                           See Item 11 of cover pages.
         (c)      Number of shares as to which such person has
                  (i)     Sole power to vote or to direct the vote:

                                See Item 5 of cover pages.

                  (ii)     Shared power to vote or to direct the vote:

                                See Item 6 of cover pages.



                               Page 6 of 11 Pages

            (iii)    Sole power to dispose or to direct the disposition of:

                              See Item 7 of cover pages.

            (iv)     Shared power to dispose or to direct the disposition of:

                                    See Item 8 of cover pages.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.Item 7. Identification and
             Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                           See Exhibit II.

Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable.

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.

Item 10. Certification.

                           By signing below I certify that, to the best of my
knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 11 Pages

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: June 25, 2002

SCANA CORPORATION                         SCANA COMMUNICATIONS, INC.

By: s/William B. Timmerman                By: s/William B. Timmerman
   --------------------------------           -------------------------------
   William B. Timmerman, Chairman,            William B. Timmerman, Chairman
   President and Chief Executive              and Chief Executive Officer
   Officer


SCANA COMMUNICATIONS HOLDINGS, INC.

By: s/William B. Timmerman
    -----------------------------------
    William B. Timmerman, Chairman and
    Chief Executive Officer





                               Page 8 of 11 Pages

                           EXHIBIT INDEX

Exhibit I           Agreement Required by Rule 13d-1(k)(1)
Exhibit II Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company



                               Page 9 of 11 Pages

                                    EXHIBIT I
                     Agreement Required by Rule 13d-1(k)(1)
                     --------------------------------------

         Each of the undersigned agrees that this Schedule 13G is being filed on behalf of each of them.


                                    SCANA CORPORATION

                             By:    s/William B. Timmerman
                                    -----------------------------------
                                    William B. Timmerman, Chairman, President
                                    and Chief Executive Officer

                                    Date: June 25, 2002


                                   SCANA COMMUNICATIONS, INC.

                            By:    s/William B. Timmerman
                                   -----------------------------------
                                  William B. Timmerman, Chairman and
                                  Chief Executive Officer

                                  Date: June 25, 2002


                                  SCANA COMMUNICATIONS HOLDINGS, INC.

                           By:    s/William B. Timmerman
                                  -----------------------------------
                                  William B. Timmerman, Chairman and
                                  Chief Executive Officer

                                  Date: June 25, 2002




                               Page 10 of 11 Pages

                                   EXHIBIT II
            Identification and Classification of the Subsidiary Which
      Acquiredthe Security Being Reported on by the Parent Holding Company
       ------------------------------------------------------------------

     SCANA Communications Holdings, Inc. is a wholly owned subsidiary of SCANA Communications, Inc., which is a wholly owned subsidiary of SCANA Corporation. SCANA Communications, Inc., acquired 5,112,127 of the shares whose ownership is being reported in this Schedule 13G and subsequently contributed all of such shares to its wholly owned subsidiary SCANA Communications Holdings, Inc. SCANA Corporation directly acquired the remaining 4,545,589 shares whose ownership is being reported in this Schedule 13G.



                               Page 11 of 11 Pages